UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 16, 2005

Datawatch Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-19960	02-0405716
(Commission File Number)	(IRS Employer Identification No.)

175 Cabot Street, Suite 503
Lowell, Massachusetts	01854
(Address of Principal Executive Offices)	(Zip Code)

(978) 441-2200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On November 16, 2005, the Board of Directors of Datawatch Corporation (the “Company”), approved discretionary bonus payments, salary increases and option grants to executive officers of the Company. The bonus payments were for fiscal year 2005, which ended on September 30, 2005. The bonuses for executive officers were as follows:

Name and Title	Bonus
Robert W. Hagger President and Chief Executive Officer	$50,000

John J. Hulburt Vice President of Finance, Chief Financial Officer and Treasurer	$30,000

John H. Kitchen Senior Vice President, Server and Desktop Solutions	$18,000

Mr. Kitchen also received an additional $36,000 bonus based on the Company’s Fiscal 2005 Executive Sales Incentive Plan, which was previously filed as Exhibit 10.4 to the Company’s Form 8-K filed on November 2, 2004.

The Board of Directors approved a 10% salary increase for Mr. Hulburt and a 5% salary increase for Mr. Kitchen. After the increase, Mr. Hulburt’s and Mr. Kitchen’s salaries are $165,000 and $176,000 per year, respectively. The salary increases are effective December 1, 2005.

The Board of Directors also granted options to purchase common stock of the Company to the executive officers as follows: Mr. Hagger, 17,000 shares; Mr. Hulburt, 5,000 shares, and Mr. Kitchen, 5,000 shares. The options were granted under the 1996 Datawatch Stock Plan, and entitle the recipient to purchase the stated number of shares at $4.50 per share, which was the fair market value of a share of the Company’s stock on the date of the grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATAWATCH CORPORATION

Date: November 21, 2005
By: /s/ Robert W. Hagger
Name: Robert W. Hagger
Title: President and Chief Executive Officer